As filed with the Securities and Exchange Commission on March 28, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Corvus Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	46-4670809
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

863 Mitten Road, Suite 102

Burlingame, CA 94010

(650) 900-4520

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2016 Equity Incentive Award Plan

(Full Title of the Plan)

Richard A. Miller, M.D.

President and Chief Executive Officer

Corvus Pharmaceuticals, Inc.

863 Mitten Road, Suite 102

Burlingame, CA 94010

(650) 900-4520

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Phillip S. Stoup, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,862,000 shares of the Registrant’s common stock issuable under the 2016 Equity Incentive Plan, for which Registration Statements of the Registrant on Form S-8 (File Nos. 333-210456, 333-216590, 333-223622, 333-231331, 333-237933, 333-255614 and 333-264718) are effective, as a result of the operation of an automatic annual increase provision therein.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT ON

FORM S-8

Pursuant to Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission on March  29, 2016, March 10, 2017, March  13, 2018, May 9, 2019, April  30, 2020, April  29, 2021 and May 5, 2022 (File Nos. 333-210456, 333-216590, 333-223622, 333-231331, 333-237933, 333-255614 and 333-264718) are incorporated by reference herein.

Exhibit Index

		Incorporated by Reference			Filed Herewith
Exhibit Number	Exhibit Description	Form	Date	Number

4.1	Amended and Restated Certificate of Incorporation.	8-K	3/29/2016	3.1

4.2	Amended and Restated Bylaws.	8-K	3/29/2016	3.2

4.3	Form of Common Stock Certificate.	S-1	1/4/2016	4.2

4.4	Amended and Restated Investors’ Rights Agreement, dated September 16, 2015, by and among Corvus Pharmaceuticals, Inc. and the investors listed therein.	S-1/A	2/8/2016	4.3

5.1	Opinion of Latham & Watkins LLP.				X

23.1	Consent of independent registered public accounting firm.				X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X

99.2(a)#	2016 Equity Incentive Award Plan.	S-8	3/29/2016	99.2(a)

99.2(b)#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2016 Equity Incentive Award Plan.	S-1	1/4/2016	10.5(b)

99.2(c)#	Form of Restricted Stock Award Agreement and Restricted Stock Unit Award Agreement under the 2016 Equity Incentive Award Plan.	S-1	1/4/2016	10.5(c)

99.2(d)#	Form of Restricted Stock Unit Award Agreement and Restricted Stock Unit Award Grant Notice under the 2016 Equity Incentive Award Plan.	S-1	1/4/2016	10.5(d)

107.1	Calculation of Filing Fee Table				X

#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlingame, California, on this 28th day of March, 2023.

Corvus Pharmaceuticals, Inc.

By:	/s/ Richard A. Miller
Richard A. Miller, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Richard A. Miller, M.D. and Leiv Lea, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard A. Miller Richard A. Miller M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 28, 2023

/s/ Leiv Lea Leiv Lea	Chief Financial Officer (Principal Financial and Accounting Officer)	March 28, 2023

/s/ Ian T. Clark Ian T. Clark	Director	March 28, 2023

/s/ Elisha P. (Terry) Gould Elisha P. (Terry) Gould	Director	March 28, 2023

/s/ Linda S. Grais, M.D., J.D. Linda S. Grais, M.D., J.D.	Director	March 28, 2023

/s/ Scott W. Morrison Scott W. Morrison	Director	March 28, 2023

/s/ Peter Thompson, M.D. Peter Thompson, M.D.	Director	March 28, 2023

/s/ Edith P. Mitchell, M.D. Edith P. Mitchell, M.D.	Director	March 28, 2023